Exhibit 4.8

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.

HORIZON PHARMA, INC.

WARRANT TO PURCHASE SERIES B PREFERRED STOCK

No. PBW-1	April 1, 2010

Void After April 1, 2020

THIS CERTIFIES THAT, for value received, Kreos Capital III Limited, with its principal office at 47 Esplanade, St-Helier, Jersey or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from HORIZON PHARMA, INC., a Delaware corporation, with its principal office at 1033 Skokie Boulevard, Suite 355, Northbrook, Illinois 60062 (the “Company”) up to Seventy Five Thousand Three Hundred One (75,301) shares of the Series B Preferred Stock of the Company (the “Series B Stock”) or if the outstanding Series B Preferred Stock is converted into Common Stock of the Company, then the number of shares of Common Stock of the Company (the “Common Stock”) into which such Series B Stock would have been converted had the Warrant been exercised immediately prior to the conversion of the outstanding Series B Preferred Stock into Common Stock.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Current Market Price” as of a specified date shall mean: (i) if the Warrant is exercisable for Common Stock and the Common Stock is publicly traded on such date, the average closing price per share over the preceding five trading days (or, if less than five days, the average closing price per share of all trading days since the stock became publicly traded) as reported on the principal stock exchange or quotation system on which the stock is listed or quoted; or (ii) if the Series B Stock (as adjusted herein) is not publicly traded on such date, the Board of Directors of the Company shall determine Current Market Price in its reasonable good faith judgment.

(b) “Exercise Period” means the period commencing with the date hereof and ending on April 1, 2020, unless sooner terminated as provided below.

1.

(c) “Exercise Price” means U.S. $0.01 per share, subject to adjustment pursuant to Section 6 below. If the outstanding Series B Stock converts into Common Stock at a conversion rate that is more or less than one share for one share, then the per share Exercise Price shall be adjusted by dividing the aggregate Exercise Price of all of the Exercise Shares immediately prior to the conversion by the number of Exercise Shares immediately following the conversion.

(d) “Exercise Shares” means as applicable the shares of the Series B Stock or shares of Common Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 6 below.

(e) “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(f) “U.S. Person” means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (viii) any partnership or corporation if: (1) organized or incorporated under the laws of any foreign jurisdiction; and (2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Act (as defined below), unless it is organized or incorporated, and owned, by accredited investors (as defined in Regulation D under the Act) who are not natural persons, estates or trusts, provided, however, the following are not “U.S. Persons”: (i) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. Person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States, (ii) any estate of which any professional fiduciary acting as executor or administrator is a U.S. Person if: (1) an executor or administrator of the estate who is not a U.S. Person has sole or shared investment discretion with respect to the assets of the estate; and (2) the estate is governed by foreign law, (iii) any trust of which any professional fiduciary acting as trustee is a U.S. Person, if a trustee who is not a U.S. Person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settler if the trust is revocable) is a U.S. Person, (iv) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country, (v) any agency or branch of a U.S. Person located outside the United States if: (1) the agency or branch operates for valid business reasons; and (2) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and (vi) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

2.

2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or by check, (ii) by cancellation of indebtedness, or (iii) as provided in Section 2.1; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.1 Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Series B Stock (or as applicable one share of Common Stock) is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Series B Stock or Common Stock computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of shares of Series B Stock to be issued to the Holder

	Y =	the number of shares of Series B Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	Current Market Price (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

3.

2.2 Automatic Exercise. Notwithstanding any provisions herein to the contrary, if the Holder of this Warrant has not elected to exercise this Warrant prior to expiration of this Warrant pursuant to Section 8, then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to Section 2.1 effective immediately prior to the expiration of the Warrant to the extent such net issue exercise would result in the issuance of Exercise Shares unless Holder shall earlier provide written notice to the Company that the Holder desires that this Warrant expire unexercised. If this Warrant is automatically exercised, the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Series B Stock and Common Stock to provide for the exercise of the rights represented by this Warrant and the conversion of the Series B Stock into Common Stock. If at any time during the Exercise Period the number of authorized but unissued shares of Series B Stock or Common Stock, as applicable, shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Stock or Common Stock to such number of shares as shall be sufficient for such purposes.

3.2 Rights under the Investor Rights Agreement. The Holder shall be entitled to registration rights with respect to the Exercise Shares, or the Common Stock issuable upon conversion thereof, as set forth in that certain Investors’ Rights Agreement, dated as of April 1, 2010, a true and complete copy of which is attached hereto as Appendix I (the “Investor Rights Agreement”), as such may from time to time be amended, for purposes of Sections 1 (with the exception of Section 1.2) and 3 only. The Exercise Shares shall also be deemed “Registrable Securities” as that term is defined in the Investor Rights Agreement, and the Holder shall be deemed a “Holder,” subject to all of the rights and obligations thereunder, in each case only for the purposes of those sections listed above. The Holder shall perform such steps as are required by the Company to make it a party to the Investor Rights Agreement as described in this Section 3.2. The Company agrees that no amendments will be made to the Investor Rights Agreement which would have an adverse impact on Holder’s registration rights thereunder different from the impact on the rights of other Holders (as defined in the Rights Agreement) of the Company’s stock without the consent of Holder. By acceptance of this Warrant, Holder shall be deemed to be a party to the Investor Rights Agreement solely for the purposes of the above- mentioned registration rights.

4. REPRESENTATIONS OF HOLDER.

4.1 Acquisition of Warrant for Personal Account.

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(a) The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment, not as a nominee or agent, and not for the account or benefit of, a U.S. Person, and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof in the United States or to a U.S. Person. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

(b) The Holder represents and warrants that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person in the United States or to a U.S. Person, or any hedging transaction with any third person in the United States or to a United States resident, with respect to the Warrant or any of the Exercise Shares.

(c) The Holder is a person or entity that is not a U.S. Person.

(d) The Holder understands that it could lose its entire investment in the Company.

4.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), on the basis that the issuance of the Warrant and the Exercise Shares are exempt from registration under the Act pursuant to Regulation S thereof. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act in accordance with the provisions of Regulations S, or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

(c) The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.3 Disposition of Warrant and Exercise Shares.

5.

(a) The Holder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) this Warrant or any of the Exercise Shares except in compliance with the Act, applicable blue sky laws, and the rules and regulations promulgated thereunder. The Holder further agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

(b) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or pursuant to an exemption from registration; or

(iii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the Act or any applicable state securities laws.

(c) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend (in addition to any legend required under applicable state or foreign securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, MORTGAGED OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH REGULATION S, PURSUANT TO A REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE SECURITIES LAWS.

5. REPRESENTATIONS OF COMPANY. The Company represents and warrants to the Holder that:

5.1 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder and the authorization,

6.

issuance (or reservation for issuance), sale and delivery of the Exercise Shares has been taken, and this Warrant, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets, to carry on its business as presently conducted or as proposed to be conducted.

6. ADJUSTMENT OF EXERCISE PRICE, ETC.

6.1 Adjustments for Reclassification, Exchange or Substitution, etc. In the event of changes in the outstanding Series B Stock or as applicable the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and, except as otherwise provided in Section 2.2 above, this Warrant shall terminate if not exercised prior to, the events set forth in Section 8 below. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

7. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

8. EARLY TERMINATION. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Series B Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the

7.

end that the provisions hereof (including without limitation, provisions for the adjustment of the Exercise Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 8, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Series B Stock (other than by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like provided for in Section 6 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Series B Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

9. MARKET STANDOFF. Holder agrees, in connection with the Company’s sale of its Common Stock in a firm underwritten public offering pursuant to a registration statement under the Act, Holder agrees to consider a request by the Company and its underwriters that (i) the Holder enter into an agreement that it shall not sell, make any short sale of, loan, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any of the Company’s capital stock (or any securities convertible into the Company’s capital stock) held by Holder, however or whenever acquired (other than those included in the registration or purchased subsequent to the initial public offering) without the prior written consent of Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred and eighty (180) days, but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc., such extension or extensions not to exceed thirty-four (34) days after the expiration of such 180-day period) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering and (ii) that Holder provide such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Act.

10. NOTIFICATION OF CERTAIN EVENTS. Prior to the expiration of this Warrant pursuant to Section 8, in the event that the Company shall authorize:

(a) the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 6, (ii) repurchases of common stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (iii) repurchases of common stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights; or (iv) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), whether in cash, property, stock or other securities;

8.

(b) the voluntary liquidation, dissolution or winding up of the Company;

(c) any transaction resulting in the expiration of this Warrant pursuant to Section 8; or

(d) receipt by the Company of any request for registration made pursuant to Section 1.2 or 1.4 of the Investor Rights Agreement;

the Company shall send to the Holder of this Warrant at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause (a) or the expected effective date of any such other event specified in clause (b), (c) or (d) as applicable. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively with the consent of the Holder. In addition, the Company shall deliver to the Holder copies of any proxy or information statements or other communications delivered to shareholders generally.

11. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

12. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

13. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

14. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at the addresses listed for Holder above or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

15. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

16. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Delaware.

9.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of April 1, 2010.

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Name:	Timothy P. Walbert
Title:	President & CEO

Address:

10.

NOTICE OF EXERCISE

TO: HORIZON PHARMA, INC.

(1)       ☐         The undersigned hereby elects to purchase      shares of the Series B Preferred Stock of Horizon Pharma, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐        The undersigned hereby elects to purchase      shares of the Series B Preferred Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)       Please issue a certificate or certificates representing said shares of Series B Preferred Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)       The undersigned hereby restates and reaffirms the representations and covenants in Section 4 of the Warrant with respect to the Exercise Shares to be received pursuant to this Notice of Exercise.

(Date)	(Signature)

(Print name)

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: , 20

Holder’s

Signature:

Holder’s
Address:

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.